Exhibit 99.1

QTS Extends Support to Local Communities and Employees in Time of Need

Boosts donations to local food banks in eleven metropolitan areas

Overland Park, Kan. (March 30, 2020) – QTS Realty Trust (NYSE: QTS), a leading provider of hybrid colocation and mega scale data center solutions, today announced it has implemented additional initiatives to further support its local communities, employees and customers during a time of increased need.

It is being widely reported that as the COVID-19 pandemic shuts down schools, creates job disruptions and health risks, many Americans may need to turn to food banks for much-needed support. These food banks are currently under significant and increasing stress to fulfill their missions at a time when they are needed the most.

Since QTS’ inception, support of local communities has always been a priority including annual donations to key food-oriented charities in cities where the Company maintains data center operations. Responding to increasing demand being created by the crisis, QTS will make an additional cash donation to eleven food banks in local communities.

In addition, although QTS has not experienced a material impact on its customer base to date, the Company has established a program in partnership with several leading financial institutions to assist current and prospective customers, who may be experiencing disruption in their business as a result of the COVID-19 pandemic. This program will seek to assist customers with the application and other information needed to potentially qualify for a Small Business Association (SBA) loan, as part of the recently enacted Coronavirus Aid, Relief and Economic Security (CARES) Act. QTS also continues to support its customers during this increased time of need by providing software-defined orchestration capability to remotely access, monitor and manage their data center infrastructure through QTS’ Service Delivery Platform.

QTS has published its COVID-19 response plan for customers, employees and partners. The Company is also preparing to provide employees with additional relief such as extended time off for managing illness and financial assistance for employee family hardship.

“QTS recognizes the serious impact of this pandemic,” said Chad Williams, Chief Executive Officer, QTS. “I have been entrusted with the stewardship of our people, customers and communities. Coming off a year of record volunteerism at QTS in 2019, we believe it is our obligation to step up where we can and provide additional resources to those in need within our local communities.”

For more information about QTS in the community, see QTS’ Environmental, Social and Governance Initiatives report here.

About QTS

QTS Realty Trust, Inc. (NYSE: QTS) is a leading provider of data center solutions across a diverse footprint spanning more than 7 million square feet of owned mega scale data center space within North America and Europe. Through its software-defined technology platform, QTS is able to deliver secure, compliant infrastructure solutions, robust connectivity and premium customer service to leading hyperscale technology companies, enterprises, and government entities. Visit QTS at www.qtsdatacenters.com, call toll-free 877.QTS.DATA or follow on Twitter @DataCenters_QTS.

Media Contact:

Carter B. Cromley

(703) 861-7245

carter.cromley@qtsdatacenters.com